Confidential	EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 3, 2022, is by and between LSC Communications Book LLC, a Delaware limited liability company (“Purchaser”), and Jess Ravich (“Stockholder”). Purchaser and Stockholder are referred to herein each individually as a “Party” and together as the “Parties”.

WHEREAS, as of the date hereof, Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner,” “beneficial ownership” or “own beneficially” is used) of the number of shares of common stock, par value $0.01 per share (“Common Stock”), of ALJ Regional Holdings, Inc., a Delaware corporation (“Seller”), set forth on Schedule A (all such shares set forth on Schedule A, together with any shares of Common Stock of Seller that are hereafter issued to or otherwise acquired or owned of record or beneficially by Stockholder and/or any of Stockholder’s controlled Affiliates prior to the termination of this Agreement, the “Subject Shares”);

WHEREAS, Purchaser, Seller and Phoenix Color Corp. (the “Company”) are, contemporaneously with the execution and delivery of this Agreement, entering into a Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), which provides, among other things, for the purchase of the Company Shares by Purchaser from Seller (the “Transaction”), upon the terms and subject to the conditions set forth in the Purchase Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement);

WHEREAS, the Board of Directors of Seller has (a) resolved that the entry into the Purchase Agreement and the consummation of the Transaction are expedient and for the best interests of Seller, (b) approved the Purchase Agreement and the consummation by Seller of the Transaction on the terms and subject to the conditions set forth in the Purchase Agreement, subject to the Required Seller Vote, (c) recommended that the Transaction be authorized and approved by Seller’s stockholders, and (d) directed that the Transaction be submitted to Seller’s stockholders for authorization and approval; and

WHEREAS, as a condition to its willingness to enter into the Purchase Agreement, Purchaser has required that Stockholder, and as an inducement and in consideration therefor, Stockholder (in Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I
VOTING AGREEMENT

Stockholder hereby covenants and agrees that:

1.1.	Voting of Subject Shares.

(a)               Prior to the Termination Date, at every meeting of the holders of Common Stock (the “Seller Stockholders”), however convened, at which any of the following matters is considered or voted upon, and on every action or approval by written consent of the Seller Stockholders with respect to any of the following matters, Stockholder shall vote (including by proxy) or give written consent, or cause the holder of record on any applicable record date to vote (including by proxy) or give written consent, with respect to the Subject Shares, other than any Excess Shares (as defined in the Voting Agreement, dated as of September 6, 2019, by and between Stockholder and Seller (the “Existing Voting Agreement”)):

(i)                 in favor of authorizing or approving the Transaction and the other transactions contemplated by the Purchase Agreement;

(ii)              in favor of any other matter necessary for consummation of the transactions contemplated by the Purchase Agreement;

(iii)            in favor of any proposal to adjourn a meeting of the Seller Stockholders to solicit additional votes, proxies or written consents in favor of authorizing or approving the Transaction; and

(iv)             against (1) any Acquisition Agreement (other than the Purchase Agreement), (2) any Acquisition Proposal (including any Superior Proposal), without regard to the terms of such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to the Transaction or in competition or inconsistent with the transactions contemplated by the Purchase Agreement, (3) any action that would reasonably be expected to result in (x) a breach of or failure to perform, in any material respect, any representation, warranty, covenant or agreement of Seller under the Purchase Agreement or (y) any of the conditions set forth in Article VI of the Purchase Agreement not being satisfied, (4) except as expressly contemplated by the Purchase Agreement or approved in writing by Purchaser, any action that would change in any manner the capitalization of Seller, including the voting rights of any stockholder of Seller, and (5) any action, agreement or proposal that is intended to, or would reasonably be expected to, prevent or materially delay, impede or interfere with, the consummation of the transactions contemplated by the Purchase Agreement, including the Transaction;

in each case, subject to the terms of Section 1.3 of this Agreement.

(b)               Prior to the Termination Date, Stockholder shall be present, in person or by proxy, or cause the holder of record to be present, in person or by proxy, at all meetings of the Seller Stockholders at which any of the matters referred to in Section 1.1(a) is to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

(c)               Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of Stockholder to vote (including by proxy or written consent, if applicable) in favor of or against, or to abstain with respect to, any other matters presented to the Seller Stockholders.

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(d)               Nothing in this Agreement shall limit the right of Stockholder or Seller or any of their respective proxies from voting any Excess Shares in accordance with the terms of the Existing Voting Agreement on any matters presented to the Seller Stockholders.

1.2.            No Inconsistent Arrangements. Except as provided hereunder, prior to the Termination Date, Stockholder shall not (and shall cause the holder of record with respect to any such Subject Shares not to), directly or indirectly, (a) Transfer or enter into any contract with respect to any Transfer of the Subject Shares or any interest therein, unless the transferee of the Subject Shares is an Affiliate of Stockholder and, if such Affiliate is not controlled by Stockholder, prior to making such Transfer, such transferee (i) has agreed in a written instrument delivered to Purchaser to be bound by the terms of this Agreement to the same extent as Stockholder with respect to the Subject Shares so transferred and (ii) would constitute a Stockholder Party, (b) except as set forth in the Existing Voting Agreement, solely with respect to any Excess Shares, grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, with any such proxy, power of attorney or other authorization being void from the outset, (c) enter into any agreement or take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing Stockholder from performing any of Stockholder’s material obligations under this Agreement, (d) amend or modify, or agree to the amendment or modification of, the Existing Voting Agreement, or (e) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares. Any Transfer or attempted Transfer of any Subject Shares in violation of this Section 1.2 shall be null and void and of no effect whatsoever. For purposes of this Agreement, “Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, disposition, distribution, loan, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any option or other contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of law or otherwise), of any Subject Shares or any interest in any Subject Shares (in each case, other than this Agreement), (ii) entry into any hedge, swap or other transaction or contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of Subject Shares, in cash or otherwise, or (iii) any contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii).

1.3.            No Obligation to Exercise Options, Warrants or Other Securities. Nothing contained in this Agreement shall require Stockholder (or shall entitle any proxy of Stockholder) to (a) convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying Subject Shares which may be voted or (b) vote, or execute any consent with respect to, any Subject Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

1.4.            No Legal Action. Stockholder shall not bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by Stockholder (or Stockholder’s performance hereunder) breaches any fiduciary duty of the Seller Board (or any member thereof) or any duty that Stockholder has (or may be alleged to have) to Seller or to the other Seller Stockholders.

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1.5.	Irrevocable Proxy.

(a)               Stockholder hereby, and without the need for any further action by Stockholder, grants a proxy to, and appoints, Purchaser, and any Person designated in writing by Purchaser, and each of them individually, Stockholder’s proxy and attorney-in-fact (with full power of substitution), to vote the Subject Shares, other than any Excess Shares, or execute and deliver a written consent for and in the name of Stockholder in respect of the Subject Shares, other than any Excess Shares, in each case, on or prior to the Termination Date, solely in respect of the matters specified in Section 1.1(a) of this Agreement and in the manner set forth in such Section 1.1(a). This proxy shall be irrevocable (pursuant to Section 212(e) of the DGCL) and is coupled with an interest and Stockholder shall take such further action or execute such other instruments as may be requested by Purchaser and necessary to effectuate the intent of such proxy. Such proxy shall continue in force until it expires, automatically and without further action by the Parties, upon termination of this Agreement. Purchaser agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement.

(b)               Stockholder hereby represents to Purchaser that any proxies heretofore given in respect of the Subject Shares owned beneficially or of record by Stockholder, other than any proxies given pursuant to the Existing Voting Agreement with respect to any Excess Shares, are not irrevocable and hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to the voting of any such Subject Shares inconsistent with the terms of Section 1.1(a) of this Agreement and has taken such further action and executed such other instruments as required to revoke any such proxies. Stockholder hereby affirms that the irrevocable proxy granted by Stockholder herein is given in connection with the execution of the Purchaser Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Subject to the other terms and provisions of this Agreement and the Purchase Agreement, Stockholder shall retain the right to vote or cause to be voted all of Stockholder’s Subject Shares in Stockholder’s sole discretion (other than any Excess Shares, which shall be voted in accordance with the Existing Voting Agreement) on all matters not specified in Section 1.1(a) of this Agreement.

1.6.            Release. Stockholder acknowledges and agrees to the terms and conditions set forth on Exhibit A hereto.

1.7.            Certain Events. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of Seller affecting the Common Stock or other voting securities of Seller, the number of Subject Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities of Seller issued to or acquired by Stockholder.

1.8.            Controlled Affiliates. Any and all obligations of Stockholder under this Agreement shall be deemed to be obligations of any of Stockholder’s controlled Affiliates that at any time own, beneficially or of record, any Subject Shares (the “Stockholder Parties”). Stockholder shall cause the Stockholder Parties to adhere to the terms of this Agreement and any violation of this Agreement by any Stockholder Party shall be deemed to be a breach of this Agreement by Stockholder.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Purchaser that:

2.1.            Authorization; Binding Agreement. Stockholder has full legal capacity and right to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, including to cause each Stockholder Party to perform the obligations of Stockholder and consummate the transactions contemplated hereby as if such Stockholder Party were a named party under this Agreement). This Agreement has been duly and validly executed and delivered by Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Purchaser, constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Enforceability Exceptions”).

2.2.            Ownership of Subject Shares; Total Shares. On the date hereof, Stockholder is the record or beneficial owner of the number of Subject Shares set forth on Schedule A hereto, and has good and marketable title to, and, except as set forth in Section 1.2(a), at all times up until the Termination Date will hold, the Subject Shares free and clear of any Lien (including any restriction on the right to vote or otherwise Transfer the Subject Shares), except (a) as provided hereunder, (b)  pursuant to any applicable restrictions on Transfer under the Securities Act, and (c) solely with respect to any Excess Shares, as set forth in the Existing Voting Agreement. The Subject Shares listed on Schedule A constitute all of the shares of Common Stock of Seller owned of record and beneficially by Stockholder as of the date hereof. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire the Subject Shares.

2.3.            Voting Power. Except as provided in the Existing Voting Agreement, solely with respect to any Excess Shares, and this Agreement, (a) Stockholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares, and none of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, and (b) as of the date hereof, Stockholder has not: (i) granted or permitted the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, with any such proxy, power of attorney or other authorized being void from the outset; (ii) deposited or permitted the deposit of the Subject Shares into a voting trust or entered into a voting agreement or any other arrangement with respect to the Subject Shares, and (iii) amended or modified, or agreed to the amendment or modification of, the Existing Voting Agreement.

2.4.            No Violation. Neither the execution and delivery of this Agreement by Stockholder nor the performance of Stockholder’s obligations under this Agreement will, with or without the giving of notice or the lapse of time or both, (A) constitute a violation by Stockholder of any applicable Law or (B) result in a breach or termination of, constitute a default under, accelerate the performance required by the terms, conditions or provisions of, or otherwise violate any contract, understanding or agreement to which Stockholder is a party, except, in the case of the immediately preceding clauses (A) and (B), to the extent that any such violation would not reasonably be expected to, individually or in the aggregate, prevent, delay, impede or interfere with Stockholder from performing Stockholder’s obligations under this Agreement.

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2.5.            No Litigation. As of the date hereof, (a) there are no Actions pending, or, to the Knowledge of Stockholder, threatened, which involve Stockholder or any of Stockholder’s properties or assets (including the Subject Shares), before any court or before any Governmental Authority, and (b) there are no material outstanding Orders by which Stockholder or any of Stockholder’s assets (including the Subject Shares) are bound or subject, in each case, that could reasonably be expected to, individually or in the aggregate, prevent, delay, impede or interfere with Stockholder’s ability to perform Stockholder’s obligations under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Stockholder that:

3.1.            Organization; Authorization. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The consummation of the transactions contemplated hereby are within Purchaser’s powers and have been duly authorized by all necessary actions on the part of Purchaser. Purchaser has full power and authority to execute, deliver and perform this Agreement.

3.2.            Binding Agreement. This Agreement has been duly authorized, executed and delivered by Purchaser, and, assuming this Agreement constitutes a valid and binding obligation of Stockholder, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV
MISCELLANEOUS

4.1.            Non-Survival. Intending to modify the applicable statute of limitations, the Parties agree that the representations and warranties set forth in this Agreement shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, either Party or any of their respective Affiliates in respect thereof. Each of the Parties (in each case, on behalf of such Party and such Party’s Affiliates and each of their respective representatives) agrees that, from and after the Closing, under no circumstances will Purchaser, Stockholder or any other Person have any liability or responsibility for any losses, damages, liabilities, penalties, fines, costs or expenses of whatever kind or nature relating to or arising from any actual or alleged breach of any representation or warranty set forth in this Agreement. This Section 4.1 shall not limit, hinder or in any way affect the release contemplated by Section 1.6 and set forth on Exhibit A, which shall, for the avoidance of doubt, survive the Closing.

4.2.            Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by email (with confirmation of receipt email) or (c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case, to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice to the other Party in accordance with this Section 4.2):

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If to Purchaser, to:

LSC Communications Book LLC
4101 Winfield Road

Warrenville, IL 60555
Attention: Rajeev Balakrishna

Email: rajeev.balakrishna@lsccom.com

with a copy to (which will not constitute notice to Purchaser):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

Attention: Steven Seidman, Mark A. Cognetti and Laura H. Acker

Email: sseidman@willkie.com, mcognetti@willkie.com and lacker@willkie.com

If to Stockholder, to:

Jess Ravich

ALJ Regional Holdings, Inc.
244 Madison Avenue, PMB #358
New York, NY 10016

Email: jessravich@gmail.com

with a copy to (which shall not constitute notice to Stockholder):

Shearman & Sterling LLP
1460 El Camino Real, 2nd Floor
Menlo Park, CA 94025
Attention: Christopher M. Forrester; Cody Wright

Email: Chris.Forrester@shearman.com; Cody.Wright@shearman.com

4.3.            Termination. This Agreement shall terminate (the date on which this Agreement terminates, the “Termination Date”) automatically, without any notice or other action by any Person or Party, upon the earliest of (a) the termination of the Purchase Agreement in accordance with its terms, (b) the date upon which the Seller Board shall have effected (or is deemed to have effect pursuant to the terms of the Purchase Agreement) an Adverse Recommendation Change and

(c)  the Closing. In addition to the foregoing, this Agreement may be terminated at any time by the written consent of the Parties. Upon termination of this Agreement, neither Party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article IV shall survive any termination of this Agreement.

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4.4.            Waiver. Any provision of this Agreement may be waived only in a writing signed by the Party against whom enforcement of any such waiver is sought. No action or non-action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action or non-action of compliance with any representation, warranty, covenant or agreement contained herein. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

4.5.            Entire Agreement. This Agreement, including the Schedules hereto, contains the entire understanding of the Parties with respect to the subject matter contained herein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the Parties with respect to such subject matter.

4.6.            Amendment. This Agreement may be amended, supplemented or changed only by a written instrument making specific reference to this Agreement executed by each Party.

4.7.            Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the Parties. No assignment of this Agreement may be made by either Party at any time, whether or not by operation of law, without the prior written consent of the other Party.

4.8.	Governing Law; Submission to Jurisdiction; Consent to Service of Process.

(a)               This Agreement, and all claims or causes of action (whether in contract, tort, or pursuant to any other legal theory) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflicts of laws principles that would require or permit the application of the laws of another jurisdiction.

(b)               The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in New Castle County, Delaware over all claims or causes of action (whether in contract, tort, or pursuant to any other legal theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) and each Party hereby irrevocably agrees that all such claims and causes of action must be heard and determined in such courts and each Party hereby waives any objection on the basis of personal jurisdiction. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(c)               Each Party hereby consents to process being served by the other Party in any Action relating to this Agreement by the delivery of a copy thereof in accordance with the provisions of Section 4.2.

4.9.            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY CLAIM OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT) BROUGHT BY OR AGAINST SUCH PARTY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS OF THIS SECTION 4.9. EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

4.10.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.11.        Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Any such term or provision held invalid, illegal, or incapable of being enforced only in part or degree will remain in full force and effect to the extent not held invalid, illegal, or incapable of being enforced. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under applicable Law.

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4.12.        Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this shall include the right of each Party to cause the other Party to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a Party may have under this Agreement. Each Party hereby waives (a) any defense in any action for specific performance, including the defense that a remedy at law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

4.13.        Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement.

4.14.        Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

4.15.        No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares and all ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Stockholder. Except as otherwise provided herein, Purchaser shall not have any authority to direct Stockholder in the voting or disposition of any Subject Shares.

4.16.        Capacity as Stockholder. Stockholder signs this Agreement solely in Stockholder’s capacity as a Seller Stockholder, and not in Stockholder’s capacity as a director, officer or employee of Seller or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict Stockholder in the exercise of his fiduciary duties as a director or officer of Seller or in his capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of Stockholder from taking any action in his capacity as such director, officer, trustee or fiduciary.

4.17.        Definitions. In this Agreement: “Person” means any individual, corporation, partnership, trust, proprietorship, association, governmental body, agency or subdivision or other entity; and “Affiliate” means, when applied to any person, any other person directly or indirectly controlling, controlled by or under common control with such person, provided that, for the avoidance of doubt, neither Seller nor any of its Subsidiaries shall be deemed an Affiliate of Stockholder (and vice versa).

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[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

PURCHASER: LSC COMMUNICATIONS BOOK LLC
By:	/s/ Rajeev Balakrishna
Name: Rajeev Balakrishna
Title: General Counsel, Chief Compliance Officer and Secretary

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER:

/s/ Jess Ravich

Jess Ravich

[Signature Page to Voting and Support Agreement]

Schedule A
Subject Shares

24,621,254*

* Includes 9,836,043 shares of Common Stock that would be issuable upon the exercise or conversion of certain option awards, warrants and convertible promissory notes beneficially owned by Stockholder (but which are not shares of Common Stock as of the date of this Agreement).

Exhibit A

Release

Effective as of the Closing, Stockholder, on Stockholder’s own behalf and on behalf of each of Stockholder’s Affiliates and each of their respective successors and assigns (together with Stockholder, each a “Stockholder Releasing Person”), hereby releases and forever discharges (and, upon Purchaser’s request, Stockholder shall cause any Stockholder Releasing Person to acknowledge and agree in writing to such release and discharge) Purchaser, the Company and its Subsidiaries, and each of their respective Affiliates (as of immediately following the Closing), successors and assigns and all of their respective current and former shareholders (except in the case of the Company and its Subsidiaries), officers, directors, managers, employees, agents and representatives (in each case, solely in their capacity as such) (each, a “Stockholder Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at Law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Stockholder Released Person, which any Seller Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company or any of its Subsidiaries; provided that, notwithstanding the foregoing, Stockholder and Purchaser acknowledge and agree that this Exhibit A does not apply to, and shall not constitute a release of, any rights or obligations arising under this Agreement or the Purchase Agreement, and shall not obligate either Party to refrain from making claims or commencing any proceedings arising under, or in connection with this Agreement or the Purchase Agreement.